Core-Mark Announces Completion of Farner-Bocken Acquisition

South San Francisco, California - July 11, 2017 - Core-Mark Holding Company, Inc. (Nasdaq: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced today that it has closed its previously announced acquisition of substantially all of the assets of Farner-Bocken Company.

The adjusted purchase price was approximately $174 million, paid in cash and is subject to post-closing adjustments. No debt or significant liabilities were assumed by Core-Mark in connection with the transaction. Core-Mark funded the purchase with borrowings under its credit facility. The Company expects to spend approximately $1.5 million in start-up and due diligence costs in 2017.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 47,000 customer locations in the U.S. and Canada through 32 primary distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.

Safe Harbor
Statements in this press release that are not statements of historical fact are forward-looking statements made pursuant to the safe-harbor provisions of the Exchange Act of 1934 and the Securities Act of 1933.

Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual results to differ materially from those described in or implied by such forward-looking statements.
Factors that might cause or contribute to such differences include, but are not limited to our ability to successfully integrate acquired businesses; unexpected costs and benefits of the transaction; changes in management plans relating to the transaction or the business acquired; failure or disruptions of information technology systems or of our ability to integrate the information technology systems of the acquired business; our ability to borrow additional capital; governmental regulations and changes thereto, including fair trade and tax laws; our ability to achieve the expected benefits of implementation of marketing initiatives; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; and our dependence on senior management. For a more detailed discussion of certain of these risk factors, please refer to the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on March 1, 2017 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Ms. Milton Gray Draper
Director of Investor Relations
650-589-9445 x3027
mdraper@core-mark.com